Exhibit 99.1

NEWS RELEASE

Transcat, Inc. • 35 Vantage Point Drive • Rochester, NY 14624 • 585-352-7777

IMMEDIATE RELEASE

Transcat Reports Fourth Quarter and Full Year 2020 Results

●	Record fourth quarter and full fiscal year revenue of $45.8 million and $173.1 million, respectively

●	Service segment continued to deliver revenue growth of 2.9% and 10.7% in the fourth quarter and fiscal 2020, respectively, despite COVID-19 impact in the latter half of the fourth quarter

●	Service segment gross margin expanded 120 basis points to 28.9% in the fourth quarter; up 40 basis points for the fiscal year

●	Achieved record net income of $8.1 million, or $1.08 per diluted share, in fiscal 2020

ROCHESTER, NY, May 19, 2020 – Transcat, Inc. (Nasdaq: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration, repair, inspection and laboratory instrument services and value-added distributor of professional grade handheld test, measurement and control instrumentation, today reported financial results for its fourth quarter and fiscal year ended March 28, 2020 (“fiscal 2020”). Results include the previously reported acquisitions of Gauge Repair Service, effective April 1, 2019, and TTE Laboratories, Inc. (“TTE”), effective February 21, 2020.

Strength of Team and Long-term Strategy Provides Resiliency and Solid Results

Lee D. Rudow, President and CEO, commented, “The Transcat team has responded with agility during these unparalleled times caused by the COVID-19 virus and the impact this global health pandemic has had on us and our customers. Still, we are particularly pleased with the fourth quarter and full fiscal year Service gross margin expansion even with muted Service revenue in March, historically our strongest month of every fiscal year.

“We believe our commitment to technology advancements continues to drive differentiation, boost productivity and position the Company to drive strong performance, even as the operating environment changed significantly. Combined with our strategy to grow the Service business and focus on Life Sciences while diversifying our Distribution sales channels, we were able to produce strong results in the fourth quarter of fiscal 2020 despite the headwinds created by the pandemic.

“Also, the highly complementary and well timed acquisition of TTE, whose services and products are geared almost entirely toward Life Sciences, expanded our capabilities in a specialized area with strong demand.”

He added, “I believe we are in a good position in our markets and with our customers, but we are not immune to the severe economic downturn. It is important to note that despite current challenges that drive the need to manage costs, we made a strategic decision to retain our technical talent and to accelerate our investments in our technology, which include automation and process improvement, both of which we believe drive margin improvement and increase our competitive edge.”

Transcat Reports Fourth Quarter and Full Year 2020 Results
May 19, 2020

Fourth Quarter Fiscal 2020 Review (Results compared with the fourth quarter of fiscal 2019)

($ in thousands)			Change
	FY20 Q4	FY19 Q4	$'s	%
Service Revenue	$25,016	$24,322	$694	2.9%
Distribution Sales	20,746	20,171	575	2.9%
Revenue	$45,762	$44,493	$1,269	2.9%
Gross Profit	$12,053	$11,543	$510	4.4%
Gross Margin	26.3%	25.9%

Operating Income	$3,742	$3,634	$108	3.0%
Operating Margin	8.2%	8.2%

Net Income	$2,493	$2,660	$(167)	(6.3%)
Net Margin	5.4%	6.0%

Adjusted EBITDA*	$5,611	$5,591	$20	0.4%
Adjusted EBITDA* Margin	12.3%	12.6%

*See Note 1 on page 5 for a description of this non-GAAP financial measure and page 11 for the Adjusted EBITDA Reconciliation table.

Transcat achieved record quarterly revenue of $45.8 million, up 2.9%, even with the impact of the COVID-19 pandemic. Gross profit increased 4.4% and gross margin improved by 40 basis points. Incremental expenses and acquisition costs related to TTE, along with continued investments in technology, are reflected in the operating income and margin performance. Net income decreased due to a higher quarterly tax rate from the timing of discrete income tax benefits related to share-based awards. The effective tax rate was 26.6% for the fourth quarter compared with 20.7% for the previous fiscal year’s fourth quarter. Fourth quarter of fiscal 2020 net income per diluted share was $0.33 compared with $0.35 in the fourth quarter of the prior fiscal year.

Service segment delivers 11 straight years of quarter-over-quarter revenue growth

Represents the accredited calibration, repair, inspection and laboratory instrument services business (55% of total revenue for the fourth quarter of fiscal 2020).

($ in thousands)			Change
	FY20 Q4	FY19 Q4	$'s	%
Service Segment Revenue	$25,016	$24,322	$694	2.9%
Gross Profit	$7,236	$6,731	$505	7.5%
Gross Margin	28.9%	27.7%

Operating Income	$2,609	$2,431	$178	7.3%
Operating Margin	10.4%	10.0%

Adjusted EBITDA*	$3,937	$3,804	$133	3.5%
Adjusted EBITDA* Margin	15.7%	15.6%

*See Note 1 on page 5 for a description of this non-GAAP financial measure and page 11 for the Adjusted EBITDA Reconciliation table.

Higher Service revenue reflects new business from the highly regulated Life Sciences market, including the ramp-up of new client-based lab contracts and incremental revenue from TTE. Service organic revenue growth was 1.1% in the fourth quarter of fiscal 2020.

While Service segment revenue was impacted by the COVID-19 pandemic, gross and operating margins were still positively impacted by productivity and technology initiatives that have been implemented throughout the past fiscal year as segment gross margin improved 120 basis points and operating margin improved 40 basis points.

Transcat Reports Fourth Quarter and Full Year 2020 Results
May 19, 2020

Distribution segment revenue up, though mix impacted margins

Represents the sale and rental of new and used professional grade handheld test, measurement and control instrumentation (45% of total revenue for the fourth quarter of fiscal 2020).

($ in thousands)			Change
	FY20 Q4	FY19 Q4	$'s	%
Distribution Segment Sales	$20,746	$20,171	$575	2.9%
Gross Profit	$4,817	$4,812	$5	0.1%
Gross Margin	23.2%	23.9%

Operating Income	$1,133	$1,203	$(70)	(5.8%)
Operating Margin	5.5%	6.0%

Adjusted EBITDA*	$1,674	$1,787	$(113)	(6.3%)
Adjusted EBITDA* Margin	8.1%	8.9%

*See Note 1 on page 5 for a description of this non-GAAP financial measure and page 11 for the Adjusted EBITDA Reconciliation table.

Rental revenue increased 11% to $1.3 million, and while that positively impacted the margin profile of the Distribution segment, there was a greater mix of lower margin sales during the fourth quarter of fiscal 2020 that resulted in a 70 basis point decline in gross margin.

Full-Year Fiscal 2020 Review (Results compared with fiscal 2019)

($ in thousands)			Change
	FY20	FY19	$'s	%
Service Revenue	$93,003	$84,041	$8,962	10.7%
Distribution Sales	80,096	76,857	3,239	4.2%
Revenue	$173,099	$160,898	$12,201	7.6%
Gross Profit	$42,478	$39,343	$3,135	8.0%
Gross Margin	24.5%	24.5%

Operating Income	$10,850	$10,229	$621	6.1%
Operating Margin	6.3%	6.4%

Net Income	$8,067	$7,145	$922	12.9%
Net Margin	4.7%	4.4%

Adjusted EBITDA*	$18,407	$17,826	$581	3.3%
Adjusted EBITDA* Margin	10.6%	11.1%

*See Note 1 on page 5 for a description of this non-GAAP financial measure and page 11 for the Adjusted EBITDA Reconciliation table.

Total revenue reached a record $173.1 million, and reflected Service segment organic growth of 8.4%. Distribution sales included $5.0 million of rental revenue, an increase of 19.1%. As a percentage of revenue, total operating expenses were 18.3%, an increase of 20 basis points, largely due to incremental technology capabilities to support the Company’s current and planned growth, and legal and other costs incurred in connection with the TTE acquisition. As a result, operating margin was down slightly from the prior fiscal year.

The effective tax rate for fiscal 2020 was 17.1% compared with 22.6% for the prior fiscal year. The tax rate was aided by discrete income tax benefits related to share-based awards due to stock option exercise activity. Fiscal 2020 net income per diluted share was $1.08 compared with $0.95 for the prior fiscal year.

Transcat Reports Fourth Quarter and Full Year 2020 Results
May 19, 2020

Balance Sheet and Cash Flow Overview

Fiscal 2020 net cash provided by operations was $11.6 million and was used to fund capital expenditures of $6.6 million, acquisition payments and debt repayment. The capital investments were focused on technology infrastructure to drive operational excellence and productivity initiatives, fund organic growth opportunities within both operating segments, and for rental pool assets.

At March 28, 2020, the Company had total debt of $30.3 million, with $12.3 million available under its credit facility. The Company used $12.3 million during the fourth quarter of fiscal 2020 to fund the TTE acquisition. The Company’s leverage ratio, as defined in the credit agreement, was 1.53 at March 28, 2020, compared with 1.12 at fiscal 2019 year-end. Subsequent to fiscal 2020 year-end, the Company amended its revolving credit facility to include a $10.0 million increase in borrowing capacity and provide financial covenant relief, among other typical provisions.

Actions to Address the COVID-19 Virus and the Impact on Business

●	Currently, Transcat’s network of 22 Calibration Service and 20 Client-Based Labs, its distribution center and its support facilities remain fully operational. The Company does not anticipate disruptions to the Distribution supply chain in the short-term and is working with partners to minimize any potential delays.

●	Transcat has established a cross-functional pandemic response team, which meets regularly, to standardize continuity plans and daily practices across its 42 Calibration Service Centers and Client-Based Labs and its distribution/rental operation centers for responding to the rapidly changing issues around this global pandemic. Actions instituted include:

●	Adhering to guidelines and recommendations of the Centers for Disease Control and Prevention (CDC) and World Health Organization (WHO);

●	Established a pandemic protocol across the organization to ensure continuous service to customers and mitigate risk;

●	All work-related travel except for direct onsite service to customers has been suspended. When performing necessary onsite service for customers, Transcat is following recommended protocols including self-assessments and travel disclosures and asking the same from its customers; and

●	Required personnel whose roles allow to work remotely from home in order to adhere to the social distancing recommendations issued by global health officials.

Michael J. Tschiderer, Chief Financial Officer, commented, “We have taken various actions intended to protect the financial strength and liquidity of the Company, including:

●	aligning variable costs with demand, a freeze on hiring and wage increases, with the exception of technology personnel, and tightly controlling discretionary spending;

●	reducing the CEO’s salary and Board of Director cash retainer fees by 20% and reducing other executive team members salaries by 10%;

●	leveraging federal and state government payroll cost sharing and tax deferral programs; and

●	amending our revolving credit facility to provide for, among other things, $10.0 million in additional borrowing capacity and financial covenant modifications.”

Transcat Reports Fourth Quarter and Full Year 2020 Results
May 19, 2020

Outlook

Mr. Rudow noted, “We believe our focus on highly-regulated and critical industries, especially within Life Sciences, will continue to provide a degree of resilience as we navigate this unprecedented environment. We are proud to service ventilator and test kit manufacturers as well as pharmaceutical companies conducting research and development on a COVID-19 vaccine.

“We have seen certain Service customers delaying some project decisions, but Service pipelines are robust and general discussions seem to be productive, which we believe indicates forward momentum. However, Distribution segment sales will reflect economic conditions, despite the upside we expect to be provided by rentals and used equipment sales.”

He concluded, “While the duration and ultimate severity of this pandemic is unknown, we have run various scenarios and at this date believe our first quarter ending June 27, 2020 of fiscal 2021 will be the low point of the 2021 fiscal year based on the evolving COVID-19 containment and economic recovery programs being implemented by federal and state authorities. We expect to be in range of breaking even on a consolidated operating income basis for the first quarter of fiscal 2021, which would result in positive Adjusted EBITDA results. Under our analyses, we expect to generate cash even as we continue to invest in our long-term growth initiatives. If the environment were to worsen, we are prepared to take additional actions. In fact, as things improve, we believe our scale will work in our favor to capitalize on growth opportunities, both organic and acquisitions.”

Transcat expects its income tax rate to range between 24% and 25% in fiscal 2021. This estimate includes Federal, various state, and Canadian income taxes and reflects the discrete tax benefit associated with share-based payment awards.

The Company anticipates total capital expenditures to be approximately $5.0 million to $5.5 million in fiscal 2021, with the majority of the capital expenditures planned for technology, growth-oriented opportunities within both of its operating segments, and rental pool assets. Maintenance/existing asset replacements are expected to be consistent with fiscal 2020 at approximately $1.0 million to $1.5 million.

Webcast and Conference Call

Transcat will host a conference call and webcast on Wednesday, May 20, 2020 at 11:00 a.m. Eastern Time. Management will review the financial and operating results, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion. The review will be accompanied by a slide presentation, which will be available at www.transcat.com/investor-relations. The conference call can be accessed by calling (201) 689-8471. Alternatively, the webcast can be monitored at www.transcat.com/investor-relations.

A telephonic replay will be available from 2:00 p.m. Eastern Time on the day of the call through Wednesday, May 27, 2020. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13700723, or access the webcast replay at www.transcat.com/investor-relations, where a transcript will be posted once available.

NOTE 1 – Non-GAAP Financial Measures

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash stock compensation expense, and non-cash loss on sale of building), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, and stock-based

Transcat Reports Fourth Quarter and Full Year 2020 Results
May 19, 2020

compensation expense, which is not always commensurate with the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business segments and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. See the attached Adjusted EBITDA Reconciliation table below.

ABOUT TRANSCAT
Transcat, Inc. is a leading provider of accredited calibration, repair, inspection and laboratory instrument services. The Company is focused on providing best-in-class services and products to highly regulated industries, including life science, aerospace and defense, pharmaceutical, medical device manufacturing and biotechnology. Transcat provides permanent and periodic on-site services, mobile calibration services and in-house services through 22 Calibration Service Centers strategically located across the United States, Puerto Rico and Canada. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry.

Transcat also operates as a leading value-added distributor that markets, sells and rents new and used national and proprietary brand instruments to customers primarily in North America. The Company believes its combined Service and Distribution segment offerings, experience, technical expertise and integrity create a unique and compelling value proposition for its customers.

Transcat’s strategy is to leverage the complementary nature of its two operating segments, its comprehensive service capabilities, strong brand, enhanced e-commerce capabilities and leading distribution platform to drive organic sales growth. The Company will also look to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model.

More information about Transcat can be found at: Transcat.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and assumptions. Forward-looking statements are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” “plans,” “aims” and other similar words. All statements addressing operating performance, events or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, the Company’s response to the coronavirus (COVID-19) pandemic, the commercialization of software projects, sales operations, capital expenditures, cash flows, operating income, growth strategy, segment growth, potential acquisitions, integration of acquired businesses, market position, customer preferences, outlook and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Forward-looking statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include those more fully described in Transcat’s Annual Report and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company disclaims any obligation to update, correct or publicly announce any revisions to any of the forward-looking statements contained in this news release, whether as the result of new information, future events or otherwise.

Transcat Reports Fourth Quarter and Full Year 2020 Results
May 19, 2020

For more information contact:

Michael J. Tschiderer	Deborah K. Pawlowski
Chief Financial Officer	Investor Relations
(585) 563-5766	(716) 843-3908
mtschiderer@transcat.com	dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

The Company plans on timely filing its Annual Report on Form 10-K before the required filing date.

Transcat Reports Fourth Quarter and Full Year 2020 Results
May 19, 2020

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	(Unaudited)
	Fourth Quarter Ended		Fiscal Year Ended
			(Unaudited)	(Audited)
	March 28,	March 30,	March 28,	March 30,
	2020	2019	2020	2019
Service Revenue	$25,016	$24,322	$93,003	$84,041
Distribution Sales	20,746	20,171	80,096	76,857
Total Revenue	45,762	44,493	173,099	160,898

Cost of Service Revenue	17,780	17,591	69,517	63,096
Cost of Distribution Sales	15,929	15,359	61,104	58,459
Total Cost of Revenue	33,709	32,950	130,621	121,555

Gross Profit	12,053	11,543	42,478	39,343

Selling, Marketing and Warehouse Expenses	4,819	4,689	17,985	16,956
General and Administrative Expenses	3,492	3,220	13,643	12,158
Total Operating Expenses	8,311	7,909	31,628	29,114

Operating Income	3,742	3,634	10,850	10,229

Interest and Other Expense, net	344	279	1,120	994

Income Before Income Taxes	3,398	3,355	9,730	9,235
Provision for Income Taxes	905	695	1,663	2,090

Net Income	$2,493	$2,660	$8,067	$7,145

Basic Earnings Per Share	$0.34	$0.37	$1.10	$0.99
Average Shares Outstanding	7,379	7,208	7,331	7,196

Diluted Earnings Per Share	$0.33	$0.35	$1.08	$0.95
Average Shares Outstanding	7,569	7,553	7,487	7,515

Transcat Reports Fourth Quarter and Full Year 2020 Results
May 19, 2020

TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)	(Audited)
	March 28,	March 30,
	2020	2019
ASSETS
Current Assets:
Cash	$499	$788
Accounts Receivable, less allowance for doubtful accounts of $480 and $338 as of March 28, 2020 and March 30, 2019, respectively	30,952	27,469
Other Receivables	1,132	1,116
Inventory, net	14,180	14,304
Prepaid Expenses and Other Current Assets	1,697	1,329
Total Current Assets	48,460	45,006
Property and Equipment, net	20,833	19,653
Goodwill	41,540	34,545
Intangible Assets, net	7,977	5,233
Right to Use Asset, net	8,593	-
Other Assets	719	793
Total Assets	$128,122	$105,230

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$11,947	$14,572
Accrued Compensation and Other Liabilities	6,907	5,450
Income Taxes Payable	86	228
Current Portion of Long-Term Debt	1,982	1,899
Total Current Liabilities	20,922	22,149
Long-Term Debt	28,362	19,103
Deferred Tax Liabilities	3,025	2,450
Lease Liabilities	6,832	-
Other Liabilities	1,894	1,898
Total Liabilities	61,035	45,600

Shareholders' Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized:
7,381,180 and 7,210,882 shares issued and outstanding as of March 28, 2020, and March 30, 2019, respectively	3,691	3,605
Capital in Excess of Par Value	17,929	16,467
Accumulated Other Comprehensive Loss	(1,010)	(611)
Retained Earnings	46,477	40,169
Total Shareholders' Equity	67,087	59,630
Total Liabilities and Shareholders' Equity	$128,122	$105,230

Transcat Reports Fourth Quarter and Full Year 2020 Results
May 19, 2020

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	For Fiscal Years Ended
	(Unaudited)	(Audited)
	March 28,	March 30,
	2020	2019
Cash Flows from Operating Activities:
Net Income	$8,067	$7,145
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Loss on Disposal of Property and Equipment	460	8
Deferred Income Taxes	575	741
Depreciation and Amortization	6,659	6,361
Provision for Accounts Receivable and Inventory Reserves	371	297
Stock-Based Compensation	884	1,327
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(3,303)	(2,385)
Inventory	875	(1,100)
Prepaid Expenses and Other Assets	(467)	(39)
Accounts Payable	(2,767)	963
Accrued Compensation and Other Liabilities	307	(804)
Income Taxes Payable	(100)	47
Net Cash Provided by Operating Activities	11,561	12,561

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(6,565)	(6,998)
Proceeds from Sale of Property and Equipment	184	16
Business Acquisitions, net of cash acquired	(12,983)	(3,614)
Payment of Contingent Consideration & Holdbacks Related to
Business Acquisitions	(864)	(308
Net Cash Used in Investing Activities	(20,242)	(10,904)

Cash Flows from Financing Activities:
Proceeds from (Repayment of) Revolving Credit Facility, net	11,241	(2,261)
Proceeds from Term Loan	-	2,500
Repayments of Term Loan	(1,899)	(2,087)
Issuance of Common Stock	1,727	285
Repurchase of Common Stock	(2,822)	(145)
Net Cash Provided by (Used in) Financing Activities	8,247	(1,708)

Effect of Exchange Rate Changes on Cash	145	262

Net Increase (Decrease) in Cash	(289)	211
Cash at Beginning of Year	788	577
Cash at End of Year	$499	$788

Transcat Reports Fourth Quarter and Full Year 2020 Results
May 19, 2020

TRANSCAT, INC.
Adjusted EBITDA Reconciliation Table
(Dollars in thousands)
(Unaudited)

	Fiscal 2020
	Q1	Q2	Q3	Q4	YTD
Net Income	$1,718	$2,379	$1,477	$2,493	$8,067
+ Interest Expense	244	243	216	231	934
+ Other Expense / (Income)	41	54	(22)	113	186
+ Tax Provision	(45)	383	420	905	1,663
Operating Income	$1,958	$3,059	$2,091	$3,742	$10,850
+ Depreciation & Amortization	1,622	1,681	1,648	1,707	6,658
+ Other (Expense) / Income	159	(54)	22	(112)	15
+ Noncash Stock Compensation	203	102	305	274	884
Adjusted EBITDA	$3,942	$4,788	$4,066	$5,611	$18,407
Segment Breakdown
Service Operating Income	$738	$1,837	$488	$2,609	$5,672
+ Depreciation & Amortization	1,220	1,246	1,206	1,257	4,929
+ Other (Expense) / Income	77	(38)	13	(72)	(20)
+ Noncash Stock Compensation	112	56	159	143	470
Service Adjusted EBITDA	$2,147	$3,101	$1,866	$3,937	$11,051
Distribution Operating Income	$1,220	$1,222	$1,603	$1,133	$5,178
+ Depreciation & Amortization	401	436	442	450	1,729
+ Other (Expense) / Income	83	(17)	9	(40)	35
+ Noncash Stock Compensation	91	46	146	131	414
Distribution Adjusted EBITDA	$1,795	$1,687	$2,200	$1,674	$7,356

	Fiscal 2019
	Q1	Q2	Q3	Q4	YTD
Net Income	$1,428	$1,488	$1,569	$2,660	$7,145
+ Interest Expense	206	197	250	250	903
+ Other Expense / (Income)	19	(2)	45	29	91
+ Tax Provision	372	493	530	695	2,090
Operating Income	$2,025	$2,176	$2,394	$3,634	$10,229
+ Depreciation & Amortization	1,567	1,500	1,666	1,628	6,361
+ Other (Expense) / Income	(19)	2	(45)	(29)	(91)
+ Noncash Stock Compensation	269	337	363	358	1,327
Adjusted EBITDA	$3,842	$4,015	$4,378	$5,591	$17,826
Segment Breakdown
Service Operating Income	$1,068	$1,125	$578	$2,431	$5,202
+ Depreciation & Amortization	1,189	1,116	1,248	1,201	4,754
+ Other (Expense) / Income	(13)	(1)	(35)	(20)	(69)
+ Noncash Stock Compensation	146	174	190	192	702
Service Adjusted EBITDA	$2,390	$2,414	$1,981	$3,804	$10,589
Distribution Operating Income	$957	$1,051	$1,816	$1,203	$5,027
+ Depreciation & Amortization	378	384	418	427	1,607
+ Other (Expense) / Income	(6)	3	(10)	(9)	(22)
+ Noncash Stock Compensation	123	163	173	166	625
Distribution Adjusted EBITDA	$1,452	$1,601	$2,397	$1,787	$7,237

Transcat Reports Fourth Quarter and Full Year 2020 Results
May 19, 2020

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
SERVICE	FY 2020 Q4	FY 2019 Q4	$'s	%
Service Revenue	$25,016	$24,322	$694	2.9%
Cost of Revenue	$17,780	$17,591	$189	1.1%
Gross Profit	$7,236	$6,731	$505	7.5%
Gross Margin	28.9%	27.7%

Selling, Marketing & Warehouse Expenses	$2,563	$2,447	$116	4.7%
General and Administrative Expenses	$2,064	$1,853	$211	11.4%
Operating Income	$2,609	$2,431	$178	7.3%
% of Revenue	10.4%	10.0%

			Change
DISTRIBUTION	FY 2020 Q4	FY 2019 Q4	$'s	%
Distribution Sales	$20,746	$20,171	$575	2.9%
Cost of Sales	$15,929	$15,359	$570	3.7%
Gross Profit	$4,817	$4,812	$5	0.1%
Gross Margin	23.2%	23.9%

Selling, Marketing & Warehouse Expenses	$2,256	$2,242	$14	0.6%
General and Administrative Expenses	$1,428	$1,367	$61	4.5%
Operating Income	$1,133	$1,203	($70)	(5.8%)
% of Sales	5.5%	6.0%

			Change
TOTAL	FY 2020 Q4	FY 2019 Q4	$'s	%
Total Revenue	$45,762	$44,493	$1,269	2.9%
Total Cost of Revenue	$33,709	$32,950	$759	2.3%
Gross Profit	$12,053	$11,543	$510	4.4%
Gross Margin	26.3%	25.9%

Selling, Marketing & Warehouse Expenses	$4,819	$4,689	$130	2.8%
General and Administrative Expenses	$3,492	$3,220	$272	8.4%
Operating Income	$3,742	$3,634	$108	3.0%
% of Revenue	8.2%	8.2%

Transcat Reports Fourth Quarter and Full Year 2020 Results
May 19, 2020

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
	FY 2020	FY 2019
SERVICE	YTD	YTD	$'s	%
Service Revenue	$93,003	$84,041	$8,962	10.7%
Cost of Revenue	$69,517	$63,096	$6,421	10.2%
Gross Profit	$23,486	$20,945	$2,541	12.1%
Gross Margin	25.3%	24.9%

Selling, Marketing & Warehouse Expenses	$9,507	$8,807	$700	7.9%
General and Administrative Expenses	$8,307	$6,936	$1,371	19.8%
Operating Income	$5,672	$5,202	$470	9.0%
% of Revenue	6.1%	6.2%

			Change
	FY 2020	FY 2019
DISTRIBUTION	YTD	YTD	$'s	%
Distribution Sales	$80,096	$76,857	$3,239	4.2%
Cost of Sales	$61,104	$58,459	$2,645	4.5%
Gross Profit	$18,992	$18,398	$594	3.2%
Gross Margin	23.7%	23.9%

Selling, Marketing & Warehouse Expenses	$8,478	$8,149	$329	4.0%
General and Administrative Expenses	$5,336	$5,222	$114	2.2%
Operating Income	$5,178	$5,027	$151	3.0%
% of Sales	6.5%	6.5%

			Change
	FY 2020	FY 2019
TOTAL	YTD	YTD	$'s	%
Total Revenue	$173,099	$160,898	$12,201	7.6%
Total Cost of Revenue	$130,621	$121,555	$9,066	7.5%
Gross Profit	$42,478	$39,343	$3,135	8.0%
Gross Margin	24.5%	24.5%

Selling, Marketing & Warehouse Expenses	$17,985	$16,956	$1,029	6.1%
General and Administrative Expenses	$13,643	$12,158	$1,485	12.2%
Operating Income	$10,850	$10,229	$621	6.1%
% of Revenue	6.3%	6.4%